UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                January 30, 2001
                                (Date of earliest
                                 event reported)



                               EXELON CORPORATION
             (Exact name of registrant as specified in its charter)


      Pennsylvania               1-16169                 23-2990190
    (State or other                (SEC                (IRS Employer
    jurisdiction of            file number)            Identification
     incorporation)                                        Number)



                      37th Floor, 10 South Dearborn Street
                             Post Office Box A-3005
                          Chicago, Illinois 60690-3005
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (312) 394-4321

Item 5.  Other Events

      On January 30, 2001, Exelon Corporation issued the following press release. The Company has made non-material corrections to the wholesale and non-regulated retail sales and telecommunication investments discussions in the earnings per share reconciliation section of the press release.


           Exelon Announces 2000 Operating Earnings of $3.74 Per Share

      Chicago (January 30, 2001) - Exelon Corporation (NYSE: EXC) today announced consolidated operating earnings of $764 million, or $3.74 per share (diluted), for the year ended December 31, 2000. On October 20, 2000 Exelon Corporation became the parent holding company of PECO Energy Company and the subsidiaries of the former Unicom Corporation as a result of the merger of the companies. Since the merger was accounted for as a purchase with PECO as the acquirer, Exelon's 2000 earnings represent PECO Energy's 2000 earnings and the earnings of the former Unicom Corporation and its subsidiaries since the October 20 merger. Accordingly, Exelon's 2000 earnings are measured against those of PECO Energy for the comparable prior year period. Exelon's 2000 operating earnings of $3.74 per share represent an 18% increase over PECO's 1999 operating earnings of $3.17 per share.

      Operating earnings for 2000 exclude merger-related charges of $177 million (after-tax), primarily for employee separation and regulatory approval costs, and $21 million (after-tax) for the writedown of a telecommunications investment. For the year, 2000 operating earnings also exclude a $24 million (after-tax) benefit related to the non-recurring effect of a change in the method of accounting for nuclear outage costs by PECO Energy as a result of the synchronization of accounting policies of the merged companies. The cumulative effect of the change in accounting method has been retroactively reflected as of January 1, 2000 and will result in a restatement of Exelon Corporation's results for the first three quarters of 2000. Also excluded from operating earnings are extraordinary losses of $4 million (after-tax) for debt redemption premiums incurred following PECO Energy's issuance of transition bonds in the second quarter of 2000.

      Operating earnings for the fourth quarter of 2000 were $224 million, or $0.78 per common share, exclusive of $156 million (after-tax) of merger-related charges and $21 million (after-tax) for the writedown of a telecommunications investment. Operating earnings include $24 million in amortization of goodwill recorded since the October 20 merger date. Approximately $4.8 billion in goodwill was recorded as a result of the PECO and Unicom merger, which is being amortized over 40 years. Goodwill represents the excess of the purchase price over the fair value of the Unicom assets acquired, and reflects a $2.9 billion (after-tax) writedown of Unicom's nuclear generating stations to fair value, as well as the accrual of employee separation costs.

      Corbin A. McNeill, Jr., Exelon Chairman and Co-CEO, stated that "our 2000 performance confirms Exelon's ability to deliver on its commitments and highlights the tremendous potential inherent in this Company's physical and intellectual assets. Exelon Nuclear achieved a 99% capacity factor in December to finish the year at 94%, up from 89% in 1999." McNeill said he found the nuclear performance "all the more remarkable in a year in which we reduced nuclear production costs 9.5% and conducted eight of the nine shortest refuelings in the country."

      "Exelon Nuclear's superior performance helped ensure a reliable supply of electricity in a period of record demand for power, as well as increasing off-system sales volumes," said John W. Rowe, Exelon Co-CEO and President. In comparing the power supply situations in Pennsylvania and Illinois to California, Rowe noted, "Illinois and Pennsylvania legislators provided for a phased-in approach to retail competition that has allowed for the development of wholesale supplies of power sufficient to meet demand."

      Also of note, Exelon successfully completed the legal restructuring of its competitive generation and enterprises businesses on January 12, 2001. This new company structure separates Exelon's regulated energy delivery business from its competitive generation and other businesses and streamlines the process for managing, operating and tracking the financial performance of Exelon's multiple lines of business.

                        EARNINGS PER SHARE RECONCILIATION
                      Three Months and Twelve Months Ended
                                   December 31


                                                             Three Months               Twelve Months

            1999 Operating Earnings Per Share                   $0.71                       $3.17

Grays Ferry Investment Adj.                                                                 (0.04)
 Early Retirement of Debt -
     Securitization Proceeds                                                                (0.14)
Hurricane Floyd Restoration                                                                 (0.03)
Early Retirement of Debt -
     Pollution Control Notes                                    (0.05)                      (0.05)

             1999 Reported Earnings Per Share                   $0.66                       $2.91



             2000 Operating Earnings Per Share                   $0.78                      $3.74

Restructuring & Merger Related Costs                            (0.55)                      (0.87)
Write-off of Telecom                                            (0.07)                      (0.10)
Extraordinary loss - Debt Prepayment
      Premiums                                                                              (0.02)
Cumulative Effect of Change in
      Accounting Method                                                                       .12


             2000 Reported Earnings Per Share                   $0.16                       $2.87


Exelon Corporation is one of the nation's largest electric utilities with approximately five million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity and gas to approximately five million customers in Illinois and Pennsylvania. The company also has holdings in such competitive businesses as energy, infrastructure services and energy services. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.


FINANCIAL STATEMENT HIGHLIGHTS
------------------------------
(in Millions)
(Unaudited)
                                                                                Twelve Months Ended December 31,
                                                                                --------------------------------
Statements of Income                                                                 2000             1999
--------------------                                                                -------          -------
       Operating Revenues                                                          $ 7,526          $ 5,437

       Operating Income Before Merger Separation Costs                               1,799            1,409

       Income Before Income Taxes, Merger Separation Costs, Extraordinary
       Item, Change in Accounting Method, and Telecom Writedown                      1,216              965

       Earnings Applicable to Common Stock                                             586              570

       Average Shares of Common Stock Outstanding (Diluted)                            204              198



                                                                                Three Months Ended December 31,
                                                                                -------------------------------
Statements of Income                                                                 2000             1999
--------------------                                                               -------          -------

       Operating Revenues                                                          $ 3,160          $ 1,228

       Operating Income Before Merger Separation Costs                                 663              328

       Income Before Income Taxes, Merger Separation Costs, Extraordinary
       Item, Change in Accounting Method, and Telecom Writedown                        350              203

       Earnings Applicable to Common Stock                                              47              122

       Average Shares of Common Stock Outstanding (Diluted)                            288              185




                                                                                December 31,      December 31,
Balance Sheets                                                                      2000              1999
--------------                                                                     -------          -------

       Current Assets                                                              $ 3,772          $ 1,225

       Property, Plant & Equipment                                                  12,923            5,049

       Goodwill                                                                      5,112              121

       Long-Term Assets                                                             13,224            6,737
                                                                                   -------          -------

              Total Assets                                                         $35,031          $13,132
                                                                                   =======          =======


       Current Liabilities                                                         $ 5,275          $ 1,286

       Long-Term Debt                                                               12,935            5,969

       Long-Term Liabilities                                                        10,196            3,967

       Common Equity                                                                 6,625            1,910
                                                                                   -------          -------

                   Total Liabilities & Equity                                      $35,031          $13,132
                                                                                   =======          =======

                Certain prior year amounts have been reclassified for comparative purposes.


                               Exelon Corporation
                               ------------------
                        EARNINGS PER SHARE RECONCILIATION
                        ---------------------------------
                                  2000 vs. 1999
                               Three Months Ended
                                   December 31

                                                                     Three Months    Twelve Months
1999 Reported Earnings Per Share                                       $   0.66        $   2.91
     Grays Ferry Investment Adjustment                                       --            0.04
     Early Retirement of Debt (Securitization;3/99)                          --            0.14
     Hurricane Floyd Restoration                                             --            0.03
     Early Retirement of Debt (Pollution Control Notes;10/99)              0.05            0.05

1999 Earnings Per Share From Operations                                $   0.71        $   3.17

     Regulated Retail Sales                                                0.14           (0.19)
     Wholesale & Non-regulated Retail Sales                               (0.01)           0.40
     Exelon Infrastructure Services                                       (0.07)          (0.13)
     Operation and Maintenance                                             0.06            0.29
     Depreciation and Amortization                                        (0.03)          (0.19)
     Taxes Other Than Income                                               0.09            0.08
     Interest Expense                                                     (0.08)          (0.16)
     Other                                                                 0.04            0.07
     Telecommunication Investments                                        (0.01)           0.01
     AmerGen                                                              (0.23)          (0.08)
     Lower Effective Tax Rate                                              0.01            0.05
     Change in Shares (share buy-back)                                     0.06            0.40
     Unicom -Operating Results (10/20/00-12/31/00), net
     of the effect of shares issued in connection with
     the merger
                                                                           0.10            0.02

2000 Earnings Before Special Items, Extraordinary Item
& Cumulative Effect of a Change in Accounting Principle                $   0.78        $   3.74

      Merger-Related Expenses                                             (0.55)          (0.87)
      Writedown of Telecommunication Investment                           (0.07)          (0.10)
      Early Retirement of Debt (Securitization; 5/00)                        --           (0.02)
      Cumulative Effect of a Change in Accounting Principle                  --            0.12

2000 Earnings Per Share                                                $   0.16        $   2.87

Notes on Fourth Quarter Earnings Variances:
-------------------------------------------

Regulated Retail Sales:
-----------------------

Variance reflects colder weather in the PECO service region relative to the same period in 1999 and higher customer retention as well as the favorable effects of the January 1, 2000 rate increase on retail sales. The total volume of kWh delivered by PECO Energy Distribution during the fourth quarter of 2000 and 1999 were 8.67 billion kWhs and 8.18 billion kWhs, respectively. The increase in deliveries was the result of colder weather and higher customer retention. Heating degree days recorded in the fourth quarter 2000 were 30% greater than those recorded in the same period in 1999, and equal to normal heating degree days expected for the period. The percentage of kWhs delivered by competitive suppliers in the fourth quarter of 2000 and 1999 were 33% and 40%, respectively.

Wholesale & Non-regulated Retail Sales:
---------------------------------------

The negative variance in the fourth quarter is primarily attributable to higher supply costs for wholesale and unregulated retail operations partially offset by higher market sales for Power Team.

For the twelve months ended December 31, 2000, wholesale sales volume was down as compared to the same period last year, however gross margins were up due to a lower cost of supply in the second and third quarters of 2000. Also contributing to this positive variance for the twelve month period is better performance overall for Exelon Energy in managing supply and demand obligations.

Exelon Infrastructure Services:
-------------------------------

The negative variance reflects an increase in O&M expenses greater than the increase in revenues over the prior-year period and additional goodwill related to acquisitions in December 2000.

Operation and Maintenance:
--------------------------

The positive variance is primarily attributable to the combined effect of the elimination of Y2K activities partially offset by higher non-utility operation expenses.

Depreciation & Amortization:
----------------------------

The negative variance is primarily the result of the January 1, 2000 initiation of CTC/ITC amortization to recognize stranded cost recovery.

Taxes Other Than Income:
------------------------

The positive variance reflects the combined effect of lower gross receipts, capital stock, and real estate taxes.

Interest Expense:
-----------------

The negative variance includes additional interest expense over the prior-year period related to the $1 billion of transition bonds issued in the second quarter of 2000. Approximately, $500 million of the proceeds were used to reacquire PECO common stock and approximately $500 million was used to retire higher cost debt.

Telecommunication Investments:
------------------------------

The negative variance reflects the change in combined equity earnings for all of the Company's telecommunication investments. This variance was partially offset by reduced losses in each of the AT&T and Hyperion joint ventures. At year-end 2000 and 1999, AT&T Wireless served 215,000 and 146,000 customers, respectively, in the Philadelphia region.

AmerGen:
--------

AmerGen's results for the fourth quarter reflect its equity in the losses incurred by Oyster Creek Nuclear Power Station, partially offset by the earnings contributions from TMI-1 and Clinton nuclear stations. As anticipated, Oyster Creek's fall refueling and maintenance outage (10/13/00 - 11/14/00) resulted in an approximate $24 million charge to net income in the fourth quarter. Fourth quarter results for the combined AmerGen fleet also reflect charges to adjust pension and other employee-related expenses at each plant.

Shares Outstanding:
-------------------

Reflects the earnings per share impact of the change in the outstanding share balance caused by the second quarter share repurchase executed by PECO.

Unicom Post-Merger Contribution to Consolidated Earnings (10/20/00- 12/31/00)
-----------------------------------------------------------------------------

The positive variance reflects the net earnings contribution of the former Unicom operations from October 20, 2000 through December 31, 2000. Unicom's contribution to operating results for this period was $106 million. This positive contribution was partially offset by an increase in weighted average shares outstanding as a result of the issuance of 148 million Exelon common shares to former Unicom shareholders on October 20, 2000 in connection with the merger. Immediately prior to the merger close, PECO's share balance was 170 million. At December 31, 2000, Exelon had 319 million shares outstanding.

The Unicom results also include $24 million of amortization expense related to merger goodwill.

Special Items, Extraordinary Item & Cumulative Effect of a Change in Accounting
-------------------------------------------------------------------------------
Principle:
----------

Merger Related Expenses:

This special item in fourth quarter earnings reflects $159 million (after-tax) of merger-related expenses principally consisting of severance, regulatory settlement charges, termination of certain compensation plans and incremental merger expenses.

Writedown of Telecommunication Investment:

This special item in fourth quarter earnings reflects a $22 million (after-tax) writedown of Exelon Capital's Investment in Vitts Networks, Inc.

Extraordinary Item:

The extraordinary charge in the year to date period of $4 million (after-tax) consists of prepayment premiums and the write-off of unamortized deferred financing costs associated with the early retirement of debt during 2000.

Cumulative Effect of a Change in Accounting Principle:

The cumulative effect item in the year to date period reflects a $24 million (after-tax) benefit for a non-recurring change in accounting method for nuclear outage costs by PECO Energy as of January 1, 2000 related to the synchronization of accounting policies in connection with the Unicom merger.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                 EXELON CORPORATION


                                                 /S/  Ruth Ann M. Gillis
                                                 -------------------------------
                                                 Ruth Ann M. Gillis
                                                 Principal Financial Officer



January 31, 2001